Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated March 16, 2010, covering the consolidated financial statements and consolidated financial statement schedule listed in the Index at Item 15(a) (2) of Superconductor Technologies Inc. for the years ended December 31, 2009, 2008, and 2007 incorporated by reference in this Registration Statement on Form S-3 Amendment No. 1 to be filed with the Commission on approximately April 11, 2011.
We also consent to the reference to us as experts in matters of accounting and auditing in this Registration Statement.
/s/ Stonefield Josephson, Inc.
Los Angeles, California
April 11, 2011